EXHIBIT 99.1

Carin M. Barth Named to Board of Directors of Encore Bancshares, Inc. and Encore Bank, N.A.

HOUSTON, Sept. 28, 2009 (GLOBE NEWSWIRE) -- Encore Bancshares, Inc. (Nasdaq:EBTX) today announced the appointment of Carin M. Barth to its board of directors and its subsidiary, Encore Bank, N.A.

Ms. Barth is President of LB Capital, Inc., a private equity investment firm she co-founded in 1988. She also serves on the board of directors for Western Refining, Inc. (NYSE:WNR); the Methodist Hospital Research Institute; and the Ronald McDonald House of Houston. Ms. Barth is a Commissioner of the Texas Department of Public Safety; Chairman of the Endowment at Texas Tech University; and a member of the Young President's Organization. During 2004-2005, Ms. Barth took a leave of absence from LB Capital, Inc. to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development in Washington, D.C. She is a former member of the investment committee for the City of Houston and served as a board member of the Houston Convention Center Hotel Corporation. Ms. Barth was a director of Amegy Bancorporation, Inc. prior to its acquisition by Zions Bancorporation. She also served as a member of the Board of Regents of Texas Tech from 1999 to 2005.

Ms. Barth earned a B.S. degree, Summa Cum Laude, from the University of Alabama and a Master of Business Administration from Vanderbilt University.

"I'm delighted to welcome Carin to Encore's board of directors," said James S. D'Agostino, Jr., Encore Bancshares' Chairman and Chief Executive Officer. "Carin's business and financial expertise and extensive community and government involvement will contribute significantly to Encore's future growth."

About Encore Bancshares

Encore Bancshares, Inc. is a financial holding company headquartered in Houston, Texas and offers a broad range of banking, wealth management and insurance services through Encore Bank, N.A. and its affiliated companies. Encore Bank operates 11 private client offices in the Greater Houston area and six in southwest Florida. Headquartered in Houston and with $1.6 billion in assets, Encore Bank builds relationships with professional firms, privately-owned businesses, investors and affluent individuals. Encore Bank offers a full range of business and personal banking products and services, as well as financial planning, wealth management, trust and insurance products through its trust division, Encore Trust, and its affiliated companies, Linscomb & Williams and Town & Country Insurance. Products and services offered by Encore Bank's affiliates are not FDIC insured. The Company's common stock is listed on the NASDAQ Global Markets under the symbol "EBTX".

The Encore Bancshares, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4257

CONTACT:  Encore Bancshares, Inc.
          Rhonda Carroll, Corporate Secretary
          713.787.3118
          www.encorebank.com